EXHIBIT 99.1

PRESS RELEASE

Company Contact:

Mark L. Weinstein, President & CEO

Ted I. Kaminer, CFO

Tel: (267) 757-3000

IR@bioimaging.com

Porter, LeVay & Rose, Inc.

Linda Decker, VP - Investor Relations

(212)564-4700

Tom Gibson, VP – Media Relations

(201) 476-0322

FOR IMMEDIATE RELEASE

BIO-IMAGING TECHNOLOGIES ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS

NEWTOWN, PA, August 3, 2005 — Bio-Imaging Technologies, Inc. (“Bio-Imaging”) (NASDAQ/NMS: BITI) today announced its financial results for the quarter ended June 30, 2005.

Financial highlights for the second quarter and first half of 2005 include:

•	Second quarter service revenue was $5.5 million from 186 projects for 79 clients; and, for the first half, service revenue was $11.0 million from 203 projects for 85 clients.

•	Second quarter loss from operations was reduced by $478,000 as compared to the first quarter.

•	Net loss for the second quarter was $713,000, or $0.06 per fully diluted share and for the first half was $1,710,000, or $0.15 per fully diluted share.

•	Backlog was $47.1 million as of June 30, 2005, a record high for the company and a 22.3% increase as compared to December 31, 2004.

•	Project cancellation rate continued at historical norms and sales pipeline remained strong.

Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, “As anticipated, we have reduced our operating loss by $478,000. Continued strong contract signings raised our backlog to a record high of $47.1 million, representing a 22% increase over the end of 2004. This growth in backlog is a leading indicator of significant progress in our efforts to return to profitability.”

“Second quarter service revenue was consistent with the first quarter. Our industry is experiencing an increased lag in the conversion of backlog to recognized revenue as project sponsors address imaging contracts earlier in the project planning phase. We believe that in the long term this is very positive because it signals that medical imaging is becoming more “mainstream” and is being planned simultaneous with other major components of clinical development. We are also pleased that our year-to-date cancellation rate has remained consistent with historical norms.”

Mr. Weinstein continued, “In the second quarter we realized approximately $500,000 in expense savings from our work force reduction in the first quarter. With the reduced operating expenses and anticipated revenue contribution from the strong first half signings and revenue opportunities associated with CapMed, we reiterate our estimate that 2005 total revenues will be similar to the $29.7 million in 2004 and we expect our 2005 net loss per share, assuming a full income tax benefit of approximately 40%, to be in the range of $0.21 to $0.25 per share.”

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“As the year progresses, we believe that our financial results will improve as work begins on new projects and we begin to see higher revenues associated with our expanded cardiovascular capabilities and CapMed. The velocity of earned revenue from these new contracts will be impacted by the slowed rate of patient enrollment in clinical trials. This industry wide trend will be partially mitigated by an expected increase in study extensions resulting from increased regulatory focus on safety concerns.”

Second quarter results include CapMed revenue and operating expenses of $100,000 and $385,000, respectively, and for the six months CapMed revenue and operating expenses were $224,000 and $724,000, respectively.

Mr. Weinstein also said, “Our CapMed division continues to make progress. The recent announcement about our MedicAlert relationship and Spring Valley Hospital CDs are examples of opportunities that are being pursued. We have attracted high levels of interest from Pharmaceutical companies and health and hospital systems which are evaluating our PHR platform as an interactive patient outreach solution to improve an individual’s healthcare while reducing expenses. As personal health management grows in importance within our healthcare system, CapMed’s strategy of outreach and customized product development will ensure its place as leader in this market.”

Mr. Weinstein concluded, “In summary, we continue to take the steps necessary to return to profitability while continuing to maintain service capabilities and invest for the long term strength of the Company. With continued growth in backlog, a strong proposal pipeline and the expense reductions initiated in the first quarter, we are tracking to resume historical levels of growth and profitability.”

Management of Bio-Imaging Technologies, Inc. will host a conference call on the same day at 11 a.m. EDT to discuss the company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674 approximately 15 minutes before the call. There will be a simultaneous webcast on www.bioimaging.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing (877) 519-4471, from the U.S., or (973) 341-3080, for international callers, and entering PIN #6319759. The replay will also be on the website under “Investor Relations” at www.bioimaging.com for two weeks.

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab in Newtown, PA, its European Core Lab in Leiden, The Netherlands, and business offices in Massachusetts, the United Kingdom and Germany. Through its CapMed division, Bio-Imaging provides the Personal HealthKeyTM technology and the Personal Health Record (PHR) software allowing patients to better monitor and manage their health care information.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the consummation and the successful integration of proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company’s financial results, backlog, critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	06/30/05	06/30/04	06/30/05	06/30/04
Service revenues	5,450	6,507	10,978	12,440
Reimbursement revenues	1,486	1,097	3,083	2,105

Total revenues	$6,936	$7,604	$14,061	$14,545

Costs and expenses:
Cost of revenues	5,802	4,881	12,174	9,462
General & admin. expenses	1,217	1,157	2,469	2,217
Sales & marketing expenses	1,125	852	2,312	1,504

Total cost and expenses	8,144	6,890	16,955	13,183

(Loss) Income from operations	(1,208)	714	(2,894)	1,362

Interest income (expense)	20	(8)	15	8

Income before taxes	(1,188)	706	(2,879)	1,370
Income tax benefit (provision)	475	(290)	1,169	(558)

Net (loss) income	(713)	416	(1,710)	812

Basic (loss) earnings per share	$(0.06)	$0.04	$(0.15)	$0.08

Weighted average number of shares - basic	11,103	10,800	11,077	10,772

Diluted earnings per share	$(0.06)	$0.04	$(0.15)	$0.07

Weighted average number of shares - diluted	11,103	12,235	11,077	12,279

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:

Cash and cash equivalents	$9,996	$9,650
Accounts receivable	5,727	7,958
Prepaid expenses and other current assets	916	889
Deferred income taxes	2,726	1,552

Total current assets	19,365	20,049

Property & equipment net	5,519	5,102
Intangibles & goodwill	2,737	2,905
Other assets	311	318

Total assets	$27,932	$28,374

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,847	$1,270
Accrued expenses and other current liabilities	1,143	1,859
Deferred revenue	4,213	3,076
Current maturities of capital lease obligations	892	722

Total current liabilities	8,095	6,927

Long-term capital lease obligations	858	907
Deferred income taxes	890	890
Other liability	192	132

Total liabilities	10,035	8,856

Stockholders’ equity:
Common stock -	3	3
Additional paid-in capital	22,123	22,016
Accumulated deficit	(4,212)	(2,501)
Accumulated other comprehensive loss	(17)	—

Total stockholders’ equity	17,897	19,518

Total liabilities & stockholders’ equity	$27,932	$28,374

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BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Six Months Ended
	06/30/05	06/30/04
Cash flows from operating activities:
Net (loss) income	(1,710)	812
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	1,093	857
Provision for deferred income taxes	(1,174)	592
Bad debt provision	(11)	16
Sales leaseback gains	16	—
Stock based compensation expense	1	6
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	2,241	(1,435)
Increase in prepaid expenses and other current assets	(31)	(8)
Decrease (increase) in other assets	7	(68)
Increase in accounts payable	578	187
Decrease in accrued expenses and other current liabilities	(675)	(953)
Increase in deferred revenue	1,137	208
Increase (decrease) in other liabilities	60	(77)

Net cash provided by operating activities	$1,532	$137

Cash flows from investing activities:
Purchases of property and equipment	(1,342)	(965)

Net cash used in investing activities	$(1,342)	$(965)

Cash flows from financing activities:
Payments under equipment lease obligations	(386)	(308)
Payments under promissory note	—	(83)
Purchase of premium for foreign currency options	(29)	—
Proceeds from sales leaseback	507	340
Proceeds from exercise of stock options	64	104

Net cash provided by financing activities	$156	$53

Net increase (decrease) in cash and cash equivalents	346	(775)
Cash and cash equivalents at beginning of period	9,650	13,289

Cash and cash equivalents at end of period	$9,996	$12,514

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